Exhibit 99.1

News Release

For Release: March 4, 2009	Contact:	Dale C. Davies
Michael Obertop
636.940.6000
AMERICAN RAILCAR INDUSTRIES, INC. REPORTS RECORD REVENUES FOR THE YEAR ENDED DECEMBER 31, 2008
St. Charles, MO, March 4, 2009 — American Railcar Industries, Inc. (ARI or the Company) (NASDAQ: ARII) today reported its fourth quarter and year end 2008 financial results.
“We are pleased with the Company’s results for both the quarter and the year. ARI recorded its highest revenues ever in 2008 in spite of the reduced demand and increased competition in the railcar industry. We increased shipments in 2008 to 7,965 railcars, the highest shipment level in our Company’s history. The higher volumes were the result of increased capacity in 2008 compared to 2007. We continue to experience good efficiencies and controlled overhead spending,” said James J. Unger, President and CEO of ARI. “Offsetting the increased volume and operating efficiencies were decreased margins in 2008 compared to 2007 for some of our railcars due to competitive market conditions.”
For the three months ended December 31, 2008, revenues were $203.0 million and net earnings available to common shareholders were $7.6 million or $0.35 per diluted share. In comparison, for the three months ended December 31, 2007, revenues were $161.9 million and net earnings available to common shareholders were $7.9 million or $0.36 per diluted share. The decrease in earnings was primarily attributable to higher net interest expense that resulted primarily from lower interest rates for invested cash. Net interest expense was higher by $1.9 million, after-tax, or $0.09 per diluted share, which was partially offset by higher operating profit that increased by $1.3 million, after-tax, or $0.06 per diluted share.
Revenues were higher in the fourth quarter of 2008 compared to the same period of 2007, primarily due to an increase in the number of railcars shipped and higher railcar selling prices on most railcars due to increased costs for steel and other components, which were included in the selling price of the railcars. During the three months ended December 31, 2008, the Company shipped 1,870 railcars compared to 1,590 railcars in the same period of 2007. Railcar shipments were higher in 2008 primarily due to capacity expansion at our Marmaduke, Arkansas railcar manufacturing complex.
EBITDA was $20.5 million in the fourth quarter of 2008, a 21% increase when compared to EBITDA of $16.9 million in the fourth quarter of 2007. The increase in EBITDA resulted primarily from increased railcar shipments as mentioned above, good manufacturing efficiencies and cost control, partially offset by lower margins for certain railcar types due to competitive market conditions. A reconciliation of the Company’s net earnings to EBITDA (a non-GAAP financial measure) is set forth in the supplemental disclosure attached to this press release.
For the year ended December 31, 2008, our revenues were $808.8 million and net earnings available to common shareholders were $31.4 million or $1.47 per diluted share. In comparison, for the year ended December 31, 2007, the Company had revenues of $698.1 million and net earnings available to common shareholders of $37.3 million or $1.74 per diluted share. Earnings for 2008 reflected lower operating profit by $2.4 million, after-tax, or $0.11 per diluted share, and higher net interest expense by $5.8 million, after-tax, or $0.27 per diluted share, partially offset by other income of $2.3 million, after-tax, or $0.11 per diluted share, which was related to realized gains and dividends received from our investment activities.
Revenues increased for the year ended December 31, 2008, compared to 2007, primarily due to the increased railcar shipments and higher selling prices on most railcars due to increased costs for steel and other components, which were included in the selling price of the railcars. During the year ended December 31, 2008, the Company shipped 7,965 railcars compared to 7,055 railcars in 2007, a 13% increase. Railcar shipments were higher in 2008 due to the capacity expansion and shipment of railcars produced under the ACF manufacturing agreement, both mentioned above. The ACF manufacturing agreement has been terminated and we expect the final railcar under that agreement to be manufactured and shipped in the first quarter of 2009.

EBITDA was $82.4 million in the year ended December 31, 2008, representing a 7% increase compared to EBITDA of $76.7 million for the year ended December 31, 2007. The increase in EBITDA resulted primarily from increased railcar volume and other income realized from our investments, partially offset by a decrease in margins on certain railcars due to competitive market conditions.
Our backlog was 4,243 railcars as of December 31, 2008. We attribute the reduction in order activity to market uncertainty, driven primarily by a weak economy and a difficult credit environment. In response to this lower demand, we have slowed our production rates.
ARI will host a webcast and conference call on Thursday, March 5, 2009 at 10:00 am (Eastern Time) to discuss the Company’s fourth quarter and year end 2008 financial results. To participate in the webcast, please log on to ARI’s investor relations page through the ARI website at www.americanrailcar.com. To participate in the conference call, please dial 866-825-1692 and use participant code 66056749. Participants are asked to logon to the ARI website or dial in to the conference call approximately 10 to 15 minutes prior to the start time.
An audio replay of the call will also be available on the Company’s website promptly following the earnings call.
About American Railcar Industries, Inc.
American Railcar Industries, Inc. is a leading North American designer and manufacturer of hopper and tank railcars. ARI also repairs and refurbishes railcars, provides fleet management services and designs and manufactures certain railcar and industrial components. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services.
Forward Looking Statement Disclaimer
This press release contains statements relating to our expected financial performance and/or future business prospects, events and plans that are forward—looking statements. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding future production rates and statements regarding any implication that the Company’s backlog may be indicative of future sales. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the results described in or anticipated by our forward-looking statements. Other potential risks and uncertainties include, among other things: the cyclical nature of the railcar manufacturing business; adverse economic and market conditions, including the recent financial turmoil and associated economic uncertainty; our reliance upon a small number of customers that represent a large percentage of our revenues; the highly competitive nature of the railcar manufacturing industry; fluctuating costs of raw materials, including steel and railcar components, and delays in the delivery of such raw materials and components; fluctuations in the supply of components and raw materials ARI uses in railcar manufacturing; ARI’s ability to maintain relationships with its suppliers of railcar components and raw materials; the risk of damage to our primary railcar manufacturing facilities or equipment; the variable purchase patterns of our customers and the timing of completion, customer acceptance and shipment of orders; the risks associated with our completion of capital expenditure projects; our dependence on key personnel; our ability to manage overhead and production slow downs; risks associated with potential acquisitions or joint ventures; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	As of
	December 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$291,788	$303,882
Short-term investments — available for sale securities	2,565	—
Accounts receivable, net	39,725	33,523
Accounts receivable, due from affiliates	10,283	17,175
Inventories, net	97,245	93,475
Prepaid expenses and other current assets	5,314	5,015
Deferred tax assets	2,297	1,610

Total current assets	449,217	454,680

Property, plant and equipment, net	206,936	175,166
Deferred debt issuance costs	3,204	3,977
Goodwill	7,169	7,169
Other assets	37	37
Investment in joint ventures	13,091	13,355

Total assets	$679,654	$654,384

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$—	$8
Accounts payable	42,201	47,903
Accounts payable, due to affiliates	5,193	2,867
Accrued expenses and taxes	7,758	5,866
Accrued compensation	10,413	10,379
Accrued interest expense	6,907	6,907
Accrued dividends	639	639

Total current liabilities	73,111	74,569

Senior unsecured notes	275,000	275,000
Deferred tax liability	4,683	5,690
Pension and post-retirement liabilities, less current portion	9,024	6,435
Other liabilities	3,111	1,702

Total liabilities	364,929	363,396

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, $0.01 par value, 50,000,000 shares authorized, 21,302,296 shares issued and outstanding at December 31, 2008 and 2007	213	213
Additional paid-in capital	239,617	239,621
Retained earnings	80,035	51,314
Accumulated other comprehensive loss	(5,140)	(160)

Total stockholders’ equity	314,725	290,988

Total liabilities and stockholders’ equity	$679,654	$654,384

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	For the Three Months Ended
	December 31,	December 31,
	2008	2007
Revenues:
Manufacturing operations (including revenues from affiliates of $46,626 and $46,606 for the three months ended December 31, 2008 and 2007, respectively)	$190,751	$149,907

Railcar services (including revenues from affiliates of $3,721 and $3,347 for the three months ended December 31, 2008 and 2007, respectively)	12,276	11,989

Total revenues	203,027	161,896

Cost of revenue:
Manufacturing operations	(170,931)	(132,634)
Railcar services	(10,194)	(9,842)

Total cost of revenue	(181,125)	(142,476)

Gross profit	21,902	19,420

Selling, administrative and other (including costs related to affiliates of $152 both for the three months ended December 31, 2008 and 2007)	(6,939)	(6,495)

Earnings from operations	14,963	12,925
Interest income (including interest income from affiliates of $6 and $13 for the three months ended December 31, 2008 and 2007, respectively)	1,880	3,783
Interest expense	(5,190)	(4,192)
Other income	171	—
Earnings (loss) from joint ventures	(191)	150

Earnings before income tax expense	11,633	12,666
Income tax expense	(4,058)	(4,801)

Net earnings available to common shareholders	$7,575	$7,865

Net earnings per common share — basic	$0.35	$0.36
Net earnings per common share — diluted	$0.35	$0.36
Weighted average common shares outstanding — basic	21,302	21,302
Weighted average common shares outstanding — diluted	21,302	21,302

Dividends declared per common share	$0.03	$0.03

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	For the Years Ended December 31,
	2008	2007
Revenues:
Manufacturing operations (including revenues from affiliates of $182,760 and $140,164 in 2008 and 2007, respectively)	$757,505	$648,124

Railcar services (including revenues from affiliates of $15,338 and $15,969 in 2008 and 2007, respectively)	51,301	50,003

Total revenues	808,806	698,127

Cost of revenue:
Manufacturing operations	(682,744)	(568,023)
Railcar services	(41,653)	(41,040)

Total cost of revenue	(724,397)	(609,063)

Gross profit	84,409	89,064
Selling, administrative and other (including costs from affiliates of $606 and $606 in 2008 and 2007, respectively)	(26,535)	(27,379)

Earnings from operations	57,874	61,685

Interest income (including interest income from affiliates of $34 and $57 in 2008 and 2007, respectively)	7,835	13,829
Interest expense	(20,299)	(17,027)
Other income	3,657	—
Earnings (loss) from joint ventures	718	881

Earnings before income tax expense	49,785	59,368
Income tax expense	(18,403)	(22,104)

Net earnings available to common shareholders	$31,382	$37,264

Net earnings per common share — basic	$1.47	$1.75
Net earnings per common share — diluted	$1.47	$1.74
Weighted average common shares outstanding — basic	21,302	21,274
Weighted average common shares outstanding — diluted	21,302	21,357

Dividends declared per common share	$0.12	$0.12

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Years Ended December 31,
	2008	2007
Operating activities:
Net earnings	$31,382	$37,264
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Depreciation	20,148	14,085
Amortization of deferred costs	812	680
Loss on disposal of property, plant and equipment	308	385
Stock based compensation	473	1,927
Income related to reversal of stock based compensation for stock options	(411)	—
Excess tax benefits from stock option exercises	—	(241)
Change in joint venture investment as a result of (earnings) loss	(718)	(881)
Unrealized gain on derivative assets	(88)	—
Provision (benefit) for deferred income taxes	1,099	(370)
Provision for losses on accounts receivable	695	196
Items reclassified as cash from investing activities:
Realized gain on sale of short-term investments — available for sale securities	(2,589)	—
Realized gain on derivative assets	(684)	—
Dividends received from short-term investments — available for sale securities	(297)	—
Changes in operating assets and liabilities:
Accounts receivable, net	(6,897)	1,149
Accounts receivable, due from affiliate	6,892	(7,543)
Inventories, net	(3,770)	10,035
Prepaid expenses	(211)	838
Accounts payable	(5,702)	(7,059)
Accounts payable, due to affiliate	2,326	1,178
Accrued expenses and taxes	2,071	10,195
Other	(517)	(1,608)

Net cash provided by operating activities	44,322	60,230
Investing activities:
Purchases of property, plant and equipment	(52,432)	(59,367)
Sale of property, plant and equipment	4	104
Purchases of short-term investments — available for sale securities	(27,857)	(100,596)
Sales of short-term investments — available for sale securities	23,631	100,596
Dividends received from short-term investments — available for sale securities	297	—
Realized gain on derivative assets	684	—
Proceeds from repayment of note receivable from affiliate	658	329
Investments in joint ventures	(672)	(8,500)
Sale of investment in joint venture	1,875	—

Net cash used in investing activities	(53,812)	(67,434)
Continued

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Years Ended December 31,
	2008	2007
Financing activities:
Common stock dividends	(2,556)	(2,551)
Finance fees related to new credit facility	(40)	(109)
Proceeds from stock option exercises	—	1,985
Excess tax benefits from stock option exercises	—	241
Proceeds from issuance of senior unsecured notes, gross	—	275,000
Offering costs — senior unsecured notes issuances	—	(4,314)
Repayment of debt	(8)	(88)

Net cash (used in) provided by financing activities	(2,604)	270,164

(Decrease) increase in cash and cash equivalents	(12,094)	262,960
Cash and cash equivalents at beginning of year	303,882	40,922

Cash and cash equivalents at end of year	$291,788	$303,882

RECONCILIATION OF NET EARNINGS TO EBITDA AND ADJUSTED EBITDA
(In thousands, unaudited)

	Three months ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net earnings	$7,575	$7,865	$31,382	$37,264
Income tax expense	4,058	4,801	18,403	22,104
Interest expense	5,190	4,192	20,299	17,027
Interest income	(1,880)	(3,783)	(7,835)	(13,829)
Depreciation	5,534	3,819	20,148	14,085

EBITDA	$20,477	$16,894	$82,397	$76,651

Expense related to stock option compensation	100	331	109	1,628
Expense (income) related to stock appreciation rights compensation [1]	(217)	(396)	(47)	299
Other income	(171)	—	(3,657)	—

Adjusted EBITDA	$20,189	$16,829	$78,802	$78,578

1 SARs are cash settled at time of exercise
EBITDA represents net earnings before income tax expense, interest expense (income), net of depreciation of property, plant and equipment. We believe EBITDA is useful to investors in evaluating our operating performance compared to that of other companies in our industry. In addition, our management uses EBITDA to evaluate our operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. Accordingly, when analyzing our operating performance, investors should not consider EBITDA in isolation or as a substitute for net earnings, cash flows from operating activities or other statements of operations or statements of cash flow data prepared in accordance with U.S. GAAP. Our calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.
Adjusted EBITDA represents EBITDA before share based compensation expense related to stock options and stock appreciation rights (SARs), and before gains or losses on investments. We believe that Adjusted EBITDA is useful to investors evaluating our operating performance, and management also uses Adjusted EBITDA for that purpose. The charges related to our grants of stock options are non-cash charges that are excluded from our calculation of EBITDA under our unsecured senior notes. Our SARs (which settle in cash) are revalued each quarter based upon changes in our stock price. Management believes that eliminating the charges associated with our share based compensation and our investments allows us and our investors to understand better our operating results independent of financial changes caused by the fluctuating price of our common stock and our investments. Adjusted EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing our operating performance, investors should not consider Adjusted EBITDA in isolation or as a substitute for net earnings, cash flows from operating activities or other statements of operations or statements of cash flow data prepared in accordance with U.S. GAAP. Our calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.